Exhibit 23.2

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www•sucpas•com

August 20, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Diagnostic Imaging International Corp.

Las Vegas, Nevada

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K/A Amendment No. 1, Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934, filed by Diagnostic Imaging International Corp. of our report dated March 26, 2012 and August 16, 2012, relating to the consolidated financial statements of Diagnostic Imaging International Corp. as of and for the year ending December 31, 2011.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, MI